EXHIBIT 99.1

Flushing Financial Corporation Declares Quarterly Dividend of $0.20 per Share

UNIONDALE, N.Y., Aug. 28, 2018 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Bank (the “Bank”), today announced that the Board of Directors (the “Board”) declared a quarterly dividend on its common stock of $0.20 per common share, payable on September 28, 2018 to shareholders of record at the close of business on September 10, 2018.

John R. Buran, the Company’s President and Chief Executive Officer, stated: “We remain extremely well-positioned to deliver sustainable earnings given our year-over-year deposits growth, investments in talent and innovation and risk management philosophy. As a result, our strong financial performance and capital position support the Company’s decision to declare a quarterly cash dividend to shareholders. The Board will continue to review future dividend payments on a quarterly basis as part of our commitment to enhance the total return to our shareholders.”

FLUSHING FINANCIAL CORPORATION (Nasdaq: FFIC) is the holding company for Flushing Bank®, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, professionals, corporate clients, and public entities by offering a full complement of deposit, loan, equipment finance, and cash management services through its banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. As a leader in real estate lending, the Bank’s experienced lending team creates mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. Flushing Bank is an Equal Housing Lender. The Bank also operates an online banking division, consisting of iGObanking.com® which offers competitively priced deposit products to consumers nationwide and BankPurely® our eco-friendly, healthier lifestyle community brand.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “goals”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingbank.com.

CONTACT:

Susan K. Cullen
Senior Executive Vice President and
Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400